THE FIRST TRUST COMBINED SERIES 282

                         TRUST AGREEMENT

                     Dated:  March 26, 2004


     This Trust Agreement among First Trust Portfolios, L.P., as Depositor, JPMorgan Chase Bank, as Trustee, Securities Evaluation Service, Inc., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for The First Trust Combined Series 145 and subsequent Series, effective October 16, 1991" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust. Effective June 27, 2002, Nike Securities, L.P., a party to the Standard Terms and Conditions of Trust, changed its name to First Trust Portfolios, L.P.

                        WITNESSETH THAT:

     In   consideration  of  the  premises  and  of  the   mutual
agreements herein contained, the Depositor, the Trustee, the Evaluator and Portfolio Supervisor agree as follows:

                             PART I

             STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                             PART II

              SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:
     A.  Section 1.01(1) shall be amended to read as follows:

     "(1)   "Depositor"  shall   mean   First   Trust Portfolios,
L.P.   and  its  successors  in   interest,   or   any  successor
depositor appointed as hereinafter provided."

     B.   Section 1.01.(2) shall be amended to read as follows:

     "(2) "Trustee" shall mean JPMorgan Chase Bank, or any successor trustee appointed as hereinafter provided."

     All references to United States Trust Company of New York in the Standard Terms and Conditions of Trust shall be amended to refer to JPMorgan Chase Bank.

     C.   Section 1.01(4) shall be amended to read as follows:

     "(4)  "Portfolio Supervisor" shall mean First Trust Advisors
L.P. and its successors in interest, or any successor portfolio supervisor appointed as hereinafter provided."

     D.   The Bonds defined in Section 1.01(5) listed in Schedule
A hereto have been deposited in trust under this Trust Agreement.

     E.    Section 2.01 of Article II of the Standard  Terms  and
Conditions of Trust is hereby amended by inserting "(a)" prior to the beginning of the text of the paragraph and adding the following additional paragraphs:

     "(b) From time to time following the Initial Date of Deposit, the Depositor is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee additional Bonds, in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form (or Contract Obligations relating to such Bonds), to be held, managed and applied by the Trustee as herein provided. Such deposit of additional Bonds shall be made, in each case, pursuant to a Notice of Deposit of Additional Bonds from the Depositor to the Trustee. The Depositor, in each case, shall ensure that each deposit of additional Bonds pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Bonds as is specified in the Prospectus for each Trust and the Depositor shall ensure that such Bonds are identical to those deposited on the Initial Date of Deposit. The Depositor shall deliver the additional Bonds which were not delivered concurrently with the deposit of additional Bonds and which were represented by Contract Obligations within 10 calendar days after such deposit of additional Bonds (the "Additional
Bonds Delivery Period"). If a contract to buy such Bonds between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason the Bonds are not delivered to the Trust by the end of the Additional Bonds Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the monies in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in
Section 3.14.

     (c)   In  connection  with the  deposits  described  in
Section 2.01 (a) and (b), the Depositor has, in the case  of
Section 2.01(a) deposits, and, prior to the Trustee accepting a Section 2.01(b) deposit, will, deposit cash and/or Letter(s) of Credit (meeting the conditions set forth in Section 2.07) in an amount sufficient to purchase the Contract Obligations (the "Purchase Amount") relating to Bonds which are not actually delivered to the Trustee at the time of such deposit, the terms of which unconditionally allow the Trustee to draw on the full amount of the available Letter of Credit. The Trustee may deposit such cash or cash drawn on the Letter of Credit in a non-interest bearing account for the Trust.

     (d)   In  the  event  that  the  purchase  of  Contract
Obligations pursuant to any contract shall not be consummated in accordance with said contract or if the Bonds represented by Contract Obligations are not delivered to the Trust in accordance with Section 2.01(a) or 2.01(b) and the monies, or, if applicable, the monies drawn on the Letter of Credit, deposited by the Depositor are not utilized for
Section 3.14 purchases of New Bonds, such funds, to the extent of the purchase price of Special Bonds for which no New Bond was acquired pursuant to Section 3.14, plus all amounts described in the next succeeding two sentences, shall be credited to the Principal Account and distributed pursuant to Section 3.05 to Unit holders of record as of the Record Date next following the failure of consummation of such purchase. The Depositor shall cause to be refunded to each Unit holder his pro rata portion of the sales charge levied on the sale of Units to such Unit holder attributable to such Failed Contract Obligation. The Depositor shall also pay to the Trustee, for distribution to the Unit holders, interest on the amount of the purchase price to the Trust of the Special Bonds, at the rate of 5% per annum to the date the Depositor notifies the Trustee that no New Bond will be purchased or, in the absence of such notification, to the expiration date for purchase of a New Bond specified in Section 3.14. Any amounts remaining from monies drawn on the Letter of Credit which are not used to purchase New Bonds or are not used to provide refunds to Unit holders shall be paid to the Depositor.

     (e) The Trustee is hereby irrevocably authorized to effect registration or transfer of the Bonds in fully registered form to the name of the Trustee or to the name of its nominee.

     (f) In connection with and at the time of any deposit of additional Bonds pursuant to Section 2.01(b), the Depositor shall exactly replicate Cash (as defined below) received or receivable by the Trust as of the date of such deposit. For purposes of this paragraph, "Cash" means, as to the Principal Account, cash or other property (other than Bonds) on hand in the Principal Account or receivable and to be credited to the Principal Account as of the date of the deposit (other than amounts to be distributed solely to persons other than holders of Units created by the deposit) and, as to the Income Account, cash or other property (other than Bonds) received by the Trust as of the date of the deposit or receivable by the Trust in respect of a coupon date which has occurred or will occur before the Trust will be the holder of record of a Bond, reduced by the amount of any cash or other property received or receivable on any Bonds allocable (in accordance with the Trustee's calculation of the monthly distribution from the Income Account pursuant to Section 3.05) to a distribution made or to be made in respect of a Record Date occurring prior to the deposit. Such replication will be made on the basis of a fraction, the numerator of which is the number of Units created by the deposit and the denominator of which is the number of Units which are outstanding immediately prior to the deposit."

     F. The number of units in a Trust on the Initial Date of Deposit referred to in Section 2.03 is set forth under the caption "Initial Number of Units" in the section entitled
"Summary of Essential Information" in the Prospectus.

     G.    Article  II  of the Standard Terms and  Conditions  of
Trust is hereby amended by inserting the following paragraph which shall be entitled Section 2.07.:

     "Section 2.07. Letter of Credit. The Trustee shall not accept any Letter of Credit under this Indenture unless the stated expiration date of the Letter of Credit is at least thirty days from the respective date of deposit of Contract Obligations pursuant to Section 2.01(a) or 2.01(b). The Trustee is authorized to downpost the amount available under the Letter of Credit, if any, deposited by the Depositor by an amount equal to the purchase price of Contract Obligations representing Bonds delivered to the Trust on the date of delivery of such Bonds."

     H. The first paragraph of Section 3.05 shall be amended to read as follows:

     "The Trustee, as of the "First Settlement Date", as set forth in the section entitled "Summary of Essential Information" in the Prospectus, shall advance from its own funds and shall pay to the Depositor the amount of interest accrued to such date on the Bonds deposited in the respective Trusts. The Trustee, as of the "First Settlement Date," shall also advance to the Trust from its own funds and distribute to the Depositor the amount specified in the section entitled "Fee Table" in the Prospectus, which is the amount by which the Trustee's fee is reduced and Trust expenses assumed by the Trustee in respect of interest accrued on "when-issued" Bonds and on Contract Bonds delivered to the Trustee subsequent to the First Settlement Date pursuant to Section 6.04. The Trustee shall be entitled to reimbursement, without interest, for such advancements from interest received by the Trust. Subsequent distributions shall be made as hereinafter provided."

     I. All provisions regarding the Distribution Date included in Section 3.05 of Article III of the Standard Terms and Conditions of Trust are hereby amended to change the Distribution Date from the first day of the month following the Record Date to the last day of the month in which the Record Date occurs.

     J.    Section 3.05 of Article III of the Standard Terms  and
Conditions  of  Trust  is  hereby amended  by  replacing  Section
3.05.I.(d) with the following:

     "Section 3.05(d) deduct from the Interest Account or, to the extent funds are not available in such Account, from the Principal Account and pay to First Trust Advisors L.P. the Depositor the amount that it is entitled to receive pursuant to Section 3.16.

     K. The title of Section 3.15 shall be amended to read "Section 3.15. First Trust Advisors L.P.", any reference to "Portfolio Supervisor" shall be replaced with the term "First Trust Advisors L.P." and the first sentence of Section 3.15. shall be amended to read as follows:

     "As compensation for providing supervisory portfolio services under this Indenture and for providing bookkeeping and other administrative services to the Trust of a character described in Section 26(a)(2)(c) of the Investment Company Act of 1940, First Trust Advisors L.P., shall receive, in arrears, against a statement or statements therefor submitted to the Trustee monthly or annually an aggregate annual fee in the amount of $.45 per Unit, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which First Trust Advisors L.P. provides services during less than the whole of such year). Such fee may exceed the actual cost of providing such services for the Trust, but at no time will the total amount received for such services rendered to unit investment trusts of which First Trust Portfolios, L.P. is the sponsor in any calendar year exceed the aggregate cost to First Trust Advisors L.P. of supplying such services in such year."

     L.   Section 6.01(i) of the Standard Terms and Conditions of
Trust shall be amended by deleting the first word of such Section and replacing it with the following:

     "Except as provided in Section 3.01 and Section 6.02, no"

     M.  The third paragraph of Section 6.02 of the Standard
Terms and Conditions of Trust shall be deleted in its entirety and replaced with the following:


     "If provided for in the Prospectus for a Trust, the Trustee shall pay, or reimburse to the Depositor, the expenses related to the updating of the Trust's registration statement, to the extent of legal fees, typesetting fees, electronic filing expenses and regulatory filing fees. Such expenses shall be paid from the Income Account, or to the extent funds are not available in such Account, from the Capital Account, against an invoice or invoices therefor presented to the Trustee by the Depositor. By presenting  such  invoice or invoices,  the  Depositor  shall  be deemed to certify, upon which certification the Trustee is authorized conclusively to rely, that the amounts claimed therein are properly payable pursuant to this paragraph. The Depositor shall provide the Trustee, from time to time as requested, an estimate of the amount of such expenses, which the Trustee shall use for the purpose of estimating the accrual of Trust expenses. The amount paid by the Trust pursuant to this paragraph in each year shall be separately identified in the annual statement provided to Unit holders. The Depositor shall assure that the Prospectus for the Trust contains such disclosure as shall be necessary to permit payment by the Trust of the expenses contemplated by this paragraph under applicable laws and regulations.

      The provisions of this paragraph shall not limit the authority of the Trustee to pay, or reimburse to the Depositor or others, such other or additional expenses as may be determined to be payable from the Trust as provided in Section 6.02 of the Standard Terms and Conditions of Trust."

     N.    Notwithstanding  anything to the contrary  in  Section
6.04 of the Standard Terms and Conditions of Trust the Trustee's compensation rate shall be an annual fee in the amount of $1.43 and $.98 per Unit for those portions of the Trust representing monthly and semiannual distribution plans, respectively, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year). The Trustee may adjust its rate of compensation provided for above in response to fluctuations in short term interest rates and average cash balances of the Trust accounts, reflecting the cost to the Trustee of advancing funds to the Trust to meet scheduled distributions, to provide funds for payment of redemptions, or otherwise, and changes in anticipated earnings on cash balances. The adjustment provided in the preceding sentence is in addition to the cost-of-living fee adjustment provided in
Section 6.04 of the Standard Terms. However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation. If provided for in the prospectus for a Trust, during the first year of a Trust, such compensation shall be reduced by the amount of interest which accrues on any "when-issued" Bonds and Contract Bonds from the First Settlement Date, as defined in Part II of the Trust Agreement, to the respective delivery dates of such Bonds and Contract Bonds."

     O. The third sentence of paragraph (a) of Section 6.05 of the Standard Terms and Conditions of Trust shall be replaced in its entirety by the following:

      "The Depositor may remove the Trustee at any time with or without cause and appoint a successor Trustee by written instrument or instruments delivered not less than sixty days prior to the effective date of such removal and appointment to the Trustee so removed and to the successor Trustee."

     P. Section 8.04 is hereby amended by inserting the following at the end of such section:

     ", except as provided in Section 3.01 and Section 6.02"

     Q. The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust on the Initial Date of Deposit is the amount set forth under the caption "Fractional Undivided Interest in the Trust per Unit" in the section entitled "Summary of Essential Information" in the Prospectus.

     R. The approximate amount, if any, which the Trustee shall be required to advance out of its own funds and cause to be paid to the Depositor pursuant to the second sentence of Section 3.05 shall be the amount per Unit for each Trust that the Trustee agreed to reduce its fee or pay Trust Fund expenses set forth in the footnotes to the "Fee Table" for each Trust in the Prospectus times the number of units for such Trust referred to in Part II
E. of this Trust Agreement.

     S. For each Trust the First General Record Date and the amount of the second distribution of funds from the Interest Account shall be the record date for the Interest Account and the amount set forth under "Summary of Essential Information" in the Prospectus.

     T.    For each Trust the "First Settlement Date" is the date
set   forth   under   "Summary  of  Essential   Information-First
Settlement Date" for such Trust in the Prospectus.

     U.    The  first  sentence of Section 4.03 of  the  Standard
Terms and Conditions of Trust shall be deleted its entirety and replaced with the following:

     "As compensation for its services hereunder, the Evaluator shall receive against a statement therefor submitted to the Trustee an annual fee in the amount of $0.30 per unit, calculated (1) during the initial offering period, on the basis of the principal amount of Bonds held each day and (2) after the initial offering period, on the basis of the principal amount of Bonds held as of the expiration of the initial offering period."

     The last sentence of Section 4.03 shall be deleted in its entirety.

     V.   Nothwithstanding  anything to the contrary  in  Section
6.02 of the Standard Terms and Conditions of Trust, to the extent the cost of the annual audit exceeds $.50 per Unit, the Depositor shall bear the cost.

                            PART III

     Notwithstanding any provision to the contrary contained in the Standard Terms and Conditions of Trust and in lieu of the receipt of Certificates evidencing ownership of Units of the Fund, the Sponsor or any Underwriter of the Fund listed under the caption "Underwriting" in the Prospectus, at its option, may elect that Units of the Fund owned by it be reflected by book entry on the books and records of the Trustee. For all purposes such Sponsor or Underwriter shall be deemed the owner of such Units as if a Certificate evidencing ownership of Units of the Fund had actually been issued by the Trustee. The Units reflected by book entry on the books and records of the Trustee may be transferable by the registered owner of such Units by written instrument in form satisfactory to the Trustee. The registered owner of Units reflected by book entry on the books and records of the Trustee shall have the right at any time to obtain Certificates evidencing ownership of such Units.

     IN WITNESS WHEREOF, First Trust Portfolios, L.P., JPMorgan Chase Bank, Securities Evaluation Service, Inc. and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.


                              FIRST TRUST PORTFOLIOS, L.P.,
                              Depositor



                              By   Jason T. Henry
                                   Senior Vice President

                             JPMORGAN CHASE BANK, Trustee



(SEAL)                        By   Joan A. Currie
                                   Vice President

Attest:

Michael Kuhl
Assistant Vice President

                              SECURITIES EVALUATION SERVICE,
                              INC., Evaluator



(SEAL)                        By   James Couture
                                   President

Attest:

James G. Prince
Vice President and
Assistant Secretary

                             FIRST TRUST ADVISORS L.P.,
                              Portfolio Supervisor



                              By   Jason T. Henry
                                   Senior Vice President



                  SCHEDULE A TO TRUST AGREEMENT

                 SECURITIES INITIALLY DEPOSITED

                               IN

               THE FIRST TRUST COMBINED SERIES 282




(Note: Incorporated herein and made a part hereof is the "Portfolio" as set forth for each Trust in the Prospectus.)